EXHIBIT 99.3

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot Maza
Chief Financial Officer
(914) 785-4742

Dan Budwick
BMC Communications
(212) 477-9007 ext.14

EMISPHERE ANNOUNCES FIRST MILESTONE IN ROCHE COLLABORATION

Tarrytown, NY – July 5, 2005 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) announced today that it has received the first milestone payment from Roche under the two companies’ agreement to develop new oral formulations of a Roche small molecule compound for the treatment of bone-related diseases.  The achievement of this milestone resulted from Roche’s initiation of a clinical study utilizing Emisphere’s eligen® delivery technology.

Roche is utilizing Emisphere’s eligen® technology to evaluate a number of new formulations that may be more convenient for patients than products currently on the market.  Under the terms of the original agreement executed in November 2004, Roche paid Emisphere an initial up-front fee, and agreed that Emisphere may receive up to  $18.5 million in milestone payments for each product developed using the eligen® technology. Emisphere may also receive royalties based upon product sales.  Roche will fund all necessary preclinical, clinical and manufacturing costs for all products. Worldwide sales for products in this class to treat osteoporosis were over $5 billion in 2004.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer, Emisphere Technologies, Inc., commented, “Achieving this milestone again underscores the value of our oral drug delivery technology.  Roche has chosen to work with Emisphere to gain access to our proprietary carriers, and believes there is near-term commercial value in this oral product formulation.”

About The eligen® Technology
Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or “carriers.”  These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. The delivery agents have no known pharmacological activity themselves.  Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.  Emisphere is pursuing shortened registration timelines for currently marketed drug products whose performance is improved using the eligen® technology through supplemental New Drug Applications or 505(b)(2) filings with the US FDA.  Successful achievement of these regulatory strategies may not require large-scale studies to support product registration.

About Emisphere Technologies, Inc.
Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs.  Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics.  Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 11, 2005.

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